EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Post-Effective Amendment No. 1 Registration Statement on Form S-8 (No. 333-230043) of International Land Alliance, Inc. (the “Company”) of our report dated April 14, 2020 relating to our audit of the Company’s consolidated financial statements as of December 31, 2019, and for the year then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Our report dated April 14, 2020 contains an explanatory paragraph that states the Company has experienced recurring losses, has limited financial resources to repay its debt obligations, will require substantial new capital to execute its business plans, and the real estate industry in which it operates faces significant uncertainty due to the COVID-19 pandemic.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California

April 14, 2020